For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com
Press Release

PHOTRONICS EXPECTS TO EXCEED GUIDANCE FOR
FIRST QUARTER OF FISCAL 2011
  Company anticipates revenue in a range of $119 to $120 million with EPS between $0.17 and $0.19 per diluted share
  FPD and IC high-end sales projected to increase sequentially
  Photronics participation at Stifel Nicolaus Technology & Telecom Conference to be webcast at 5:05 ET today at www.photronics.com
  Company to announce full financial results after close of market on February 15
     BROOKFIELD, Connecticut February 9, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry today announced preliminary financial results for the first quarter of fiscal 2011 ahead of its participation at the Stifel Nicolaus Technology & Telecom Conference. The Company expects sales for the first quarter to be in a range of $119 to $120 million compared with the previously guided range of $107 to $111 million, and earnings per diluted share to be in a range of $0.17 to $0.19 compared with previous guidance of between $0.10 and $0.14.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer commented, “We expect to exceed our guidance ranges for revenue and earnings as a result of strong demand for both IC and FPD photomasks, particularly at the high-end. IC sales were up even though the first quarter is typically seasonally slow due to holiday shutdowns. FPD revenues increased significantly on a sequential basis, especially at the high-end, which have high average selling prices. In addition to strength in demand, we experienced some pull-in of sales into the first quarter in Asia as a result of the Lunar New Year. We expect continued steady demand for high-end IC photomasks throughout 2011.”

     The Company will provide guidance for the second-quarter of fiscal 2011 during its conference call to discuss these results. The Company expects to announce its full financial results after the close of the market on Tuesday, February 15, and hold a conference call to discuss those results at 8:30 a.m. ET on Wednesday, February 16, 2011. The live dial-in number is (408) 774-4601. A live webcast of the call also can be accessed by logging onto Photronics’ web site at www.photronics.com.

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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03-2011